UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 5, 2007

CHYRON CORPORATION

(Exact Name of Registrant as Specified in its Charter)
New York	1-9014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

At the Special Meeting of Shareholders held on September 5, 2007 (the "Special Meeting"), shareholders of Chyron Corporation (the "Company") approved two proposals.

The first proposal was to grant the Company's Board of Directors the authority, in its sole discretion, until September 5, 2008 (a period of one year from the date of the Special Meeting) to amend the Restated Certificate of Incorporation for the purpose of effecting a reverse stock split of the Company's Common Stock. The reverse split will be not less than one (1) share of Common Stock in exchange for two (2) shares of Common Stock nor more than one (1) share of Common Stock in exchange for four (4) shares of Common Stock. The exact ratio to be effected will be determined during the process of the Company's application for listing on a national securities exchange. The Company is currently in the process of applying for a listing on the American Stock Exchange LLC. The results of the voting on the proposal were as follows: 25,460,453 votes in favor of, 933,786 votes against and 135,153 votes abstaining from such proposal.

The second proposal was to approve an amendment to the Company's 1999 Incentive Compensation Plan to increase the maximum number of authorized shares available for grant thereunder by two million (2,000,000) shares, from seven and a half million (7,500,000) to nine and a half million (9,500,000) shares. The results of the voting on the proposal were as follows: 24,086,130 votes in favor of, 2,166,261 votes against and 277,001 votes abstaining from such proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION
By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date: September 6, 2007